CHAPMAN AND CUTLER LLP
                          111 WEST MONROE STREET
                         CHICAGO, ILLINOIS 60603


                            October 13, 2006





First Trust Exchange-Traded Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532


                      Re: First Trust Exchange-Traded Fund

Ladies and Gentlemen:

         We have served as counsel for First Trust Exchange-Traded Fund, a Massachusetts business trust (the "Trust") on behalf of its series, First Trust Value Line(R) Dividend Index Fund (the "Acquiring Fund"), in connection with the Trust's filing of a registration statement on Form N-14 with the Securities and Exchange Commission on or about October 13, 2006 (the "Registration Statement") with respect to the registration of the Acquiring Fund's shares of beneficial interest, par value $0.01 per share (the "Shares"), to be issued in exchange for the assets of First Trust Value Line(R) Dividend Fund, a Massachusetts business trust (the "Acquired Fund"), as described in the Registration Statement and pursuant to that certain Agreement and Plan of Reorganization dated October 13, 2003 by and among the Trust, the Acquiring Fund, the Acquired Fund and First Trust Advisors L.P. (the "Agreement").

         In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Bingham McCutchen LLP, dated October 13, 2006, upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         The Shares of the Acquiring Fund may be legally and validly issued from time to time in accordance with the Trust's Declaration of Trust dated as of August 8, 2003, the Trust's By-Laws, the Trust's Amended and Restated Establishment and Designation of Series dated as of July 26, 2006, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, applicable state laws regulating the sale of securities and the receipt by the Acquiring Fund of the consideration described in the Registration Statement and the Agreement and such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that, as

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set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-137063) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                           Respectfully submitted,



                                           CHAPMAN AND CUTLER